(e) Certification under
Rule 466

Certification under Rule 466

The Depositary, Citibank, N.A., represents and certifies the following:

That it previously had filed a Registration Statement on Form F-6 (Japan Airlines Corporation File No. 333-101493 and Sumitomo Mitsui Financial Group, Inc. File No. 333-132546), which the Commission declared effective, with terms of deposit identical to the terms of this Registration Statement (except for the number of Securities a Depositary Share represents).

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

Citibank, N.A., as Depositary

By:	/s/ Patricia Brigantic

Name:	Patricia Brigantic
Title:	Director & Counsel